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EXHIBIT 21.1

SUBSIDIARIES OF deCODE genetics, Inc.

1.
Islensk erfdagreining ehf., an Icelandic private limited company (English name: deCODE genetics ehf.)

2. MediChem Life Sciences, Inc., a Delaware corporation

SUBSIDIARIES OF ISLENSK ERFDAGREINING EHF.

1. Islenskar krabbameinsrannsoknir ehf., an Icelandic private limited company (English name: deCODE Cancer ehf.)

2. UVS—Urdur, Verdandi, Skuld ehf.—an Icelandic private limited company (acquired in January 2006)

SUBSIDIARIES OF MEDICHEM LIFE SCIENCES, INC.

1. deCODE biostructures, Inc., a Washington corporation

2. ThermoGen, Inc., an Illinois corporation

3. Emerald BioSystems, Inc., a Delaware corporation

4. deCODE Chemistry, Inc., an Illinois corporation

5. MediChem Management, Inc., a Delaware corporation

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  EXHIBIT 21.1